EXHIBIT 10.15

EXECUTION COPY

TRANSITION AGREEMENT AND RELEASE

THIS TRANSITION AGREEMENT AND RELEASE (this “Agreement”), made and entered into as of this 18th day of August, 2010 (the “Effective Date”), by and between DynCorp International LLC, a Delaware limited liability company (the “Company”), DynCorp International Inc., a Delaware corporation (“Parent,” and together with the Company, “DynCorp”), DefCo Holdings, Inc., a Delaware corporation (“DefCo”), and William L. Ballhaus (“Executive,” and together with DynCorp, the “Parties”).

RECITALS

WHEREAS, Executive serves DynCorp as President and Chief Executive Officer pursuant to an employment agreement dated as of May 19, 2008 (the “Employment Agreement”);

WHEREAS, by mutual agreement among the Parties, Executive will continue to serve as the Company’s President and Chief Executive Officer until the earlier of August 25, 2010 or Executive’s material breach of any of the provisions set forth in this Agreement (the “Separation Date”) in consideration of the payment to be made to Executive as provided in Section 2.1(a);

WHEREAS, by mutual agreement of the Parties, the Company is terminating Executive’s employment with the Company as of the Separation Date without Cause, in accordance with Section 3.2.3 of the Employment Agreement;

WHEREAS, the Parties acknowledge the Company’s obligation to make the payments to Executive as provided in Section 2.1(b) in consideration of, and subject to his compliance with, certain restrictive covenants contained in Section 6 of the Employment Agreement;

WHEREAS, the Parties expressly acknowledge and agree that, notwithstanding the termination of the Employment Agreement as of the Separation Date, the rights and obligations set forth in Sections 6, 7, and 8 and Exhibit B of the Employment Agreement shall remain in full force and effect and continue to bind the parties thereto for the period of time set forth therein from and after the termination of the Employment Agreement;

WHEREAS, from the period commencing on the Effective Date and ending as of the close of business on the Separation Date, Executive has agreed (a) to use his best efforts to ensure an orderly and complete transition of his duties as President and Chief Executive Officer of DynCorp to such individual or individuals as may be designated by the Parent Board of Directors (the “Board”) and (b) to provide such services and duties as contemplated below; and

WHEREAS, Executive will resign his positions as President and Chief Executive Officer and his employment with DynCorp as of the Separation Date, and will serve on the first business day first following the Separation Date as a non-employee member of the Board of Directors of Parent in a non-executive capacity, with the title of “Vice-Chairman,” until the second anniversary of the Separation Date or such earlier time as Executive’s resignation or removal from such position in accordance with the Company’s bylaws or otherwise or as provided or contemplated herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein and in satisfaction of the Company’s obligations under the Executive’s Employment Agreement, the Company and Executive agree as follows:

ARTICLE 1

TERMINATION; APPOINTMENT AS VICE-CHAIRMAN

Section 1.1 Executive hereby (a) ceases to serve as an employee, trustee, director and officer, and (b) resigns from any other position he holds, of DynCorp and its subsidiaries and affiliates in which DynCorp has an equity interest (such subsidiaries and affiliates are referred to herein as “Controlled Affiliates”), other than as a director of Parent as contemplated herein, effective as of the close of business on the Separation Date. Except as specifically set forth in Article III of this Agreement, any and all agreements between the Executive and DynCorp or any of its Controlled Affiliates arising from or relating to Executive’s employment with any of the foregoing companies (including, without limitation, the Employment Agreement) shall terminate and cease to have any force or effect as of the Effective Date notwithstanding anything to the contrary set forth therein regarding the survival of terms and conditions following expiration or earlier termination of such agreements.

Section 1.2 From the Effective Date and continuing until the close of business on the Separation Date (the “Interim Period”), Executive shall continue to serve as the President and Chief Executive Officer of DynCorp. During the Interim Period, Executive’s duties shall include such duties and projects as may be reasonably requested by the Board, consistent with past practices, and Executive shall also provide such services as are necessary or appropriate, as reasonably determined by the Board, to transition the roles of President and Chief Executive Officer to the Board’s designated successor to such positions (such duties and services, the “Transition Services”).

Section 1.3 Effective as of first day following the Separation Date and continuing through the second anniversary thereof (the “Term”), Executive shall continue to serve as a member of the Board in the capacity as Vice-Chairman. During the Term, Executive shall provide such services as a member of the Board as are required by the Company’s governance documents (including, without limitation, board related charters or guidelines and such other rules and policies as may be in effect from time to time) and as may be reasonably requested by the Board or its members, including, without limitation, (a) assisting DynCorp and its Controlled Affiliates with the development, management and preservation of current and prospective customer relationships, the negotiation of business terms and contractual provisions with existing and new customers, (b) providing services to the leadership of DynCorp and its Controlled Affiliates, (c) assisting DynCorp and its Controlled Affiliates in the development of contract related strategies (including, without limitation, the workout and/or modification thereof), (d) assisting the Chairman of the Board with branding and other marketing initiatives of DynCorp, (e) assisting DynCorp and its Controlled Affiliates with the strategy to diversify the portfolio of services offered by DynCorp and its Controlled Affiliates, (f) assisting with corporate governance related matters involving DynCorp and its Controlled Affiliates,

(g) serving as an industry liaison and assisting with the building of strategic alliances and initiatives, and (h) assisting with personnel and other human resources related evaluations, decisions and planning (such services are referred to herein as the “Vice-Chairman Services”). Notwithstanding the foregoing, Executive may be removed as Vice-Chairman and as a member of the Board with or without Cause (as defined in Section 2.5 below), and Executive may resign from the Board, in accordance with the Company’s By-laws, at any time prior to the expiration of the Term upon 10 days advance written notice, subject to compliance with the payment and other obligations contemplated by Article II hereof, and such removal or resignation shall not constitute a breach of this Agreement.

Section 1.4 Effective as of the close of business on the Separation Date, Executive (i) acknowledges that as of the close of business on the Separation Date, he will cease serving as an employee, trustee, director and officer, and from any other position he holds, of DynCorp and its affiliates (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and published guidance thereunder (collectively, the “409A Authorities”)), other than as a director of Parent as contemplated herein, and (ii) resigns all positions with DynCorp and its Controlled Affiliates that Executive held in his capacity as an employee of DynCorp or such Controlled Affiliates and (iii) acknowledges that his cessation of service constitutes a “separation from service” under the 409A Authorities.

ARTICLE 2

PAYMENTS AND BENEFITS; SEPARATION

Section 2.1 Compensation.

(a) In consideration of Executive’s continued service as the Company’s President and Chief Executive Officer through the Separation Date, (i) during the Interim Period, Executive shall (A) receive his Base Salary at the rate of $900,000 per annum, in accordance with DynCorp’s payroll practices and consistent with the terms of his Employment Agreement as in effect immediately prior to the Effective Date and (B) be eligible to continue to participate until the Separation Date in the DynCorp employee benefit plans in which Executive participates immediately prior to the Effective Date, consistent with past practice, and (ii) within 30 days following the Separation Date, DynCorp shall pay Executive (A) any accrued but unpaid Base Salary through the Separation Date and (B) a pro-rated portion of his Bonus (as such term is defined in the Employment Agreement immediately prior to the Effective Date) that would have been payable to Executive based on projected performance through the Separation Date (e.g., $375,000, if the Separation Date is August 25,2010).

(b) In consideration of Executive’s compliance with the non-solicitation and noncompetition obligations under Section 6.2 and Section 6.3, respectively, of the Employment Agreement, on each of the first and second anniversaries of the Separation Date, DynCorp shall pay Executive (or if Executive shall die prior to the date of either such payment, DynCorp shall pay Executive’s estate) a lump-sum cash payment equal to $1,840,000 (representing payments in the aggregate amount of $3,680,000) in full and complete satisfaction and discharge of its obligations under Section 4.3 of the Employment Agreement.

(c) DynCorp shall also pay Executive a cash bonus (the “Special Incentive Bonus”) as follows (subject to the following terms and conditions): (i) $1,732,500 on the later of September 1, 2010 or the eighth (8th) day following your termination as President and Chief Executive Officer of DynCorp, provided, that (A) Executive has remained as President and Chief Executive Officer of DynCorp and has provided the Transition Services through August 25, 2010 and (B) has not revoked the release set forth in Section 4.1 this Agreement and has executed and not revoked the release set forth on Annex A; and (ii) $571,250 on March 1, 2011, and $285,625 on June 1, 2011, and $285,625 on September 1,2011, provided, in each case, that Executive is serving as a member of the Board and has continued to provide the Vice-Chairman Services as of the date of each applicable payment and (iii) the release in Section 4.1 of this Agreement has not been revoked (and the release set forth on Annex A has been executed on the date Executive terminates as President and Chief Executive Officer and has not been revoked). Notwithstanding the foregoing, in the event (A) Executive has been terminated by DynCorp (x) for Cause (as such term is defined in Section 2.5) or (y) on account of his disability or death, or (B) Executive resigns as a member of the Board prior to the end of the second anniversary of the Separation Date, (1) Executive shall not be entitled to receive any portion of the Special Incentive Bonus that has not been paid prior to the date of such termination or resignation and (2) Executive (or his estate) shall repay DynCorp (or its designee) on or before the 1st day of May following such year of termination or resignation a portion of the Special Incentive Bonus, in cash, equal to the product of (x) $2,875,000 and (y) a fraction, the numerator of which is the number of whole and partial months remaining in the Term and the denominator of which is equal to 24. For example, if Executive resigns as a member of the Board on November 2, 2011, he shall be required on May 1, 2012 to repay DynCorp from the $2,875,000 Special Incentive Bonus paid to him prior to such resignation an amount equal to (x) 2,875,000, multiplied by (y) 10/24 (or 0.41666), or a repayment amount of $1,197,917.

(d) During the Term, Executive shall be entitled to (i) receive the same compensation as a member of the Board, including any cash payments and equity compensation, if any, as provided and paid by DynCorp to each of its other non-employee members of the Board, in their respective capacities as such, and (ii) be indemnified and held harmless for his actions as a member of the Board to the same extent and for the same period of time as each of the other members of the Board, subject to compliance with applicable law, in each case regardless of whether Executive resigns or is terminated as Vice-Chairman and a member of the Board.

(e) Subject to and upon the adoption by the board of directors of DefCo of a stock incentive plan for the benefit of employees and directors of the Parent and its subsidiaries (the “Plan”), Executive will be awarded a stock option to purchase an aggregate of 0.35% of the issued and outstanding shares of DefCo’s common stock, calculated on a fully-diluted basis as of the date of grant (the “Option”). The Option and shares issuable upon exercise of such Option (the “Option Shares”) shall be subject to the terms and conditions of the Plan, the stock option agreement between DefCo and Executive that evidences such award, and any applicable shareholders agreement referenced therein. The Option shall be granted with terms and conditions that are reasonably consistent with option grants made contemporaneously to the senior executive officers of Parent or its subsidiaries as determined by the Board. Provided that Executive continues to serve as a member of the Board and subject to satisfaction of performance criteria established by the Board, the Option will vest as to 25% of the Option

Shares on each of the first day of the 18th 30th, 42nd and 54th month following the grant date; provided, that (i) if (A) Executive resigns prior to the expiration of the Term, or (B) Executive is terminated for Cause as a member of the Board, including as a result of his resignation or termination for Cause under that certain Employment Agreement between Executive and Cerberus Operations and Advisory Company, LLC (“COAC”) dated as of August 25, 2010 (the “COAC Employment Agreement”), or (C) (1) the initial two-year term of the COAC Employment Agreement (the “Initial COAC Term”) shall have expired, (2) COAC shall have offered or be willing to extend or continue in effect the term of the COAC Employment Agreement upon terms providing for aggregate guaranteed cash compensation to be paid to Executive thereunder of not less than $1,250,000 per annum (the “COAC Extension Offer”) and (3) Executive shall have not accepted the COAC Extension Offer or is otherwise unwilling to continue to serve as an employee of COAC upon the terms of the COAC Extension Offer and Executive has not otherwise agreed to be or is not employed on a full-time basis by Cerberus Capital Management, L.P. (“Cerberus”) or its Affiliates (as such term is defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended), then the Option shall cease to vest at the effective time of such resignation, termination or expiration, as the case may be, and the vested portion of the Option shall remain exercisable only on a cash basis for a period of sixty (60) days following the effective date of such resignation, termination or expiration, as the case may be (but in no event beyond the term of such Option), and shall thereafter terminate and may no longer be exercised; and (ii) if (A) the Executive’s service as a member of the Board hereunder and/or his service under the COAC Employment Agreement is terminated without Cause or (B)(1) the Initial COAC Term shall have expired, (2) COAC shall not have offered or is otherwise unwilling to extend or continue in effect the term of the COAC Employment Agreement upon terms providing for aggregate guaranteed cash compensation to be paid to Executive thereunder of not less than $1,250,000 per annum, and (3) Executive has not otherwise agreed to be or is not employed on a full-time basis by Cerberus or its Affiliates upon terms providing for aggregate guaranteed cash compensation to be paid to by Cerberus or such Affiliate to Executive of not less than $1,250,000 per annum, then the unvested portion of the Option shall accelerate and vest in full at the effective time of such termination, and the Option shall remain exercisable on a cash or a “cashless” basis (in whole or in part or partially in cash and partially on a cashless basis, at Executive’s option) for a period of two hundred seventy (270) days following the effective date of such termination (but in no event beyond the term of such Option), and shall thereafter terminate and may no longer be exercised.

Notwithstanding the foregoing, in the event that the Initial COAC Term has expired and either (i) Executive has received and accepted the COAC Extension Offer or (ii) Executive is otherwise continuing to serve on a full-time basis as an employee of COAC, Cerberus or its Affiliates upon terms providing for aggregate guaranteed cash compensation to be paid to Executive of not less than $1,250,000 per annum (such continued service to COAC, Cerberus or its Affiliates is referred to herein as “Continued Cerberus Employment”), then the Option shall continue to vest and be exercisable in accordance with its terms; provided, however, that (i)(A) upon Executive’s voluntary resignation from such Continued Cerberus Employment or termination from such Continued Cerberus Employment for Cause (as defined in the COAC Employment Agreement, but modified as appropriate to reflect the identity of the actual Cerberus employer, should it not be COAC), the Option shall cease to vest at the effective time of such resignation or termination or expiration, as the case may be, and the vested portion of the Option shall remain exercisable only on a cash basis for a period of sixty (60) days following the effective date of such resignation or termination, as the case may be (but in no event beyond the term of such Option), and shall thereafter terminate and may no longer be exercised, and (ii) if (A) the Executive’s Continued Cerberus Employment is terminated without Cause or his aggregate cash compensation under such Continued Cerberus Employment is reduced to an amount that is less than $1,250,000 per annum, then the unvested portion of the Option shall accelerate and vest in full at the effective time of such termination, and the Option shall remain exercisable on a cash or a “cashless” basis (in whole or in part or partially in cash and partially on a cashless basis, at Executive’s option) for a period of two hundred seventy (270) days following the effective date of such termination (but in no event beyond the term of such Option), and shall thereafter terminate and may no longer be exercised.

Section 2.2 Withholding of Taxes. DynCorp may withhold from any benefits or compensation payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling. Executive shall bear sole responsibility for payment on Executive’s behalf of any federal state and local income tax withholding, social security, taxes, workers’ compensation coverage, unemployment insurance, liability insurance, health and/or disability insurance, retirement benefits or other welfare or pension benefits, and/or other payments and expenses in respect of his service as a member of the Board. Executive agrees to indemnify and hold the Releasees (as defined in Section 4.1) harmless from and against any losses and expenses (including, without limitation, court costs and reasonable attorneys’ fees), taxes, interest and/or penalties incurred by Releasees and in any way related to his liability for such federal state and local income tax withholding, social security, taxes, workers’ compensation coverage, unemployment insurance, liability insurance, health and/or disability insurance, retirement benefits or other welfare or pension benefits, and/or other payments and expenses in respect of his service as a member of the Board. Notwithstanding the foregoing, the Parties expressly acknowledge and agree that the rights and obligations set forth in Section 7 (including Exhibit B) of the Employment Agreement shall remain in full force and effect and continue to bind the parties thereto for the period of time set forth therein, and in the event of an actual or deemed conflict between the terms of this Section 2.2 and Section 7 (including Exhibit B) of the Employment Agreement, the terms of Section 7 (including Exhibit B) of the Employment Agreement shall control and be determinative of the outcome of such conflict.

Section 2.3 Benefits. Upon the Separation Date, Executive shall cease to be eligible to participate in any DynCorp employee benefit plans for the benefit of employees and officers, other than his right to elect continuation coverage under any group health plan.

Section 2.4 No Other Payments. Except as specifically provided herein, including, without limitation, under Article III hereof, or as otherwise may be required by law, Executive shall not be entitled to receive any other payments, benefits or severance amounts from the Company, Parent or DefCo following the Separation Date.

Section 2.5 Termination. Executive may be terminated with or without Cause, or may resign, at any time prior to the expiration of the Term. In the event that Executive is (X) terminated by DynCorp as President and Chief Executive Officer prior to August 25, 2010 or (Y) removed as a member of the Board, in either case other than (x) for Cause or (y) on account of disability or death, he shall be entitled to receive and be paid the Special Incentive Bonus as and when due in accordance with Section 2.1(c). F or the purpose of this Agreement, the term “Cause” means: (A) Executive’s willful and continued failure by Executive to perform the Transition Services or Vice-Chairman Services (as the case may be) (other than any such failure resulting from his incapacity due to physical or mental illness, injury or disability), after a written demand for substantial performance is delivered to him by the Board, that identifies, in reasonable detail, the manner in which the Board believes that Executive has not substantially performed such services in good faith and Executive fails to cure, if curable, within 30 days after receipt of such demand, (B) Executive’s willful engaging in conduct that causes material harm to DynCorp, monetarily or otherwise, (C) Executive’s conviction (or plea of guilty or no contest) of a felony (or procedural equivalents), (D) Executive’s willful malfeasance or willful misconduct in connection with the Transition Services and/or Vice-Chairman Services, or (E) the termination of Executive for “Cause” under, and as defined in, the COAC Employment Agreement. For purposes of this Section 2.5, an act or a failure to act shall be considered “willful” only if it was done or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of DynCorp or its shareholders.

ARTICLE 3

TREATMENT OF EMPLOYMENT AGREEMENT

Section 3.1 Notwithstanding the termination of the Employment Agreement, as of the Effective Date, as provided in Section 1.1 above, the rights and obligations set forth in Sections 6, 7, and 8 of the Employment Agreement (including Exhibit B thereto) shall remain in full force and effect and continue to bind the parties thereto for the period of time set forth therein from and after the termination of the Employment Agreement.

ARTICLE 4

GENERAL RELEASE, REPRESENTATIONS AND COVENANTS

Section 4.1 Release of Claims by Executive.

(a) In consideration of the payments and benefits described in paragraphs (c), (d) and (c) of Section 2.1, Executive, on behalf of himself and his heirs, executors, administrators, trustees, legal representatives, successors, and assigns (hereinafter referred to collectively as “Releasors”), hereby irrevocably and unconditionally forever release, acquit, and discharge the Company, DynCorp, Cerberus (and any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental body, registered or unregistered pooled investment vehicle, managed account, or other entity of any kind, that directly or indirectly controls, is controlled by, or is under common control with Cerberus Capital Management, L.P., including, without limitation, any entity that is owned or controlled by funds or accounts managed, directly or indirectly, by Cerberus Capital Management, L.P. or Stephen A. Feinberg and any funds or accounts managed, directly or indirectly, by Cerberus Capital Management, L.P. or Stephen A. Feinberg), as well as their respective predecessors, parent companies, subsidiaries, affiliates, divisions, successors and assigns and their respective equityholders, members, managers, partners, directors, officers, employees, agents, financial and legal advisors, representatives, trustees and benefit plans, lenders, investors and their predecessors, successors and assigns (collectively, the “Releasees”) with respect to and from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, bonuses, controversies, agreements, liabilities, promises, claims, charges, complaints and demands whatsoever, whether in law or equity, which the Releasors ever had, now have or may have against such Releasees, including, but not limited to, those by reason of or arising out of, touching upon or concerning Executive’s employment with DynCorp and the separation of his employment, or any statutory claims, or any and all other matters of whatever kind, nature or description, whether known or unknown, occurring from the beginning of the world and until and including the Effective Date, including, but not limited to, claims arising under Releasor’s Employment Agreement with DynCorp, as well as claims arising under the Americans With Disabilities Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Equal Pay Act, the Fair Credit Reporting Act, the Genetic Information and Discrimination Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Acts of 1866, 1871 and 1991, including Section 1981-1988 of the Civil Rights Act, the Labor Management Relations Act, the Vietnam Era Veterans Readjustment Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, the Immigration Reform Control Act, the Occupational Safety and Health Act, the Family Medical Leave Act, the New York Administrative Code, New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, including, but not limited to Section 740 thereto, the Virginians with Disabilities Act, Va. Code Ann. §§ 51.5-1 to 51.5-59, the Virginia Human Rights Act, Virginia Code Chapter 39, each as may be amended, and/or any other federal, state or local human rights, civil rights, wage-hour, pension or labor law, rule, statute, regulation, constitution or ordinance and/or public policy, contract or tort law, or any claim of retaliation under such laws, or any claim of breach of any contract (whether express, oral, written or implied from any source), or any claim of intentional or negligent infliction of emotional distress, tortuous interference with contractual relations, wrongful or abusive discharge, defamation, prima facie tort, fraud, negligence, loss of consortium, or any action similar thereto against Releasees, including any claim for attorneys’ fees; provided, however, that Releasor does not waive any rights or release Releasees from payments and indemnification rights expressly set forth in this Agreement, and benefits and/or monies earned, accrued, vested or otherwise owing, if any, to Executive under the terms any qualified retirement or welfare plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA; and further provided, that the Releasors do not release any right to challenge, under the Older Worker’s Benefit Protection Act, the knowing and voluntary nature of the release of any age claims in this Agreement, in court or before the Equal Employment Opportunity Commission (“EEOC”) or any right to file an administrative charge with the EEOC or any other federal, state, or local agency (provided, that any right to recover monetary damages or other personal relief in any proceeding shall be released and waived), or any claims that cannot be waived by law.

(b) By executing this Agreement, Executive acknowledges that:

(i) This release does not include claims arising after the Effective Date and shall be effective as of the Effective Date;

(ii) Executive acknowledges that he has had twenty-one (21) days to consider this Agreement’s terms. Executive may accept this release by signing it and returning it to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention: Andrew Hulsh, Esq.

Fax: (212) 872-1002

E-mail: ahulsh@akingump.com

within twenty-one (21) days following August 18, 2010.

(iii) Executive understands that on the eighth (8th) day after the date of execution of this release, this release becomes effective and, as of that date, Executive may not change his decision or seek any other remuneration in any form; provided, however, that he has a seven (7) day revocation period (beginning on the date of execution) which expires at 5:00 pm on such seventh (7th) day. If Executive intends to revoke this release he must advise counsel for DynCorp on or before the expiration of this seven (7) day revocation period by delivering to Andrew HuIsh, Esq. at the address immediately above, written notification of his intention to revoke the Agreement, which written notification makes specific reference to this release.

(iv) Executive by signing this release acknowledges that he has had a full and fair opportunity to review, consider and negotiate the terms of this release and this Agreement, that he has been advised to seek and has sought the advice of an independent attorney of his choosing in connection with his decision whether to accept the benefits that have been offered to him under this release and this Agreement, and has reviewed this release and Agreement with advisors of his choice, that he has read and understands this release and this Agreement, and that he has signed this release and this Agreement freely and voluntarily, without duress, coercion or undue influence and with full and free understanding of its terms.

(v) The release and this Agreement are not intended, and shall not be construed, as an admission that any of the Parties has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever. Should any provision of this release require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

(vi) For the purpose of implementing a full, knowing and complete release and discharge of the Releasees, Executive expressly acknowledges that this release is intended to include in its effect, without limitation, all claims which Executive does not know or suspects to exist in his favor at the time of execution hereof, and that this release contemplates the extinguishment of any such claim or claims.

(vii) Executive further acknowledges and agrees that in the event any charge, complaint, action or proceeding was or is filed on behalf of Executive in any agency, court or other forum against Releasees based on any conduct from the beginning of the world up to and including the date of this Agreement, no Releasor will accept any award, recovery, settlement or relief there from.

(viii) Executive represents that neither he nor any person acting on his behalf has filed or caused to be filed any lawsuit, complaint, or charge against any of the Releasees in any court, any municipal, state or federal agency, or any other tribunal. Executive agrees that he will not, to the fullest extent permitted by law, sue or file a charge, complaint, grievance or demand for arbitration in any forum pursuing any claim released under this Agreement or assist or otherwise participate in any claim, arbitration, suit, action, investigation or other proceeding of any claim released hereunder.

(ix) Executive represents and warrants that he has not assigned or conveyed to any other person or entity any part of or interest in any of the claims released in this release. Executive further expressly waives any claim to any monetary or other damages or any other form of recovery in connection with any claim released in this release or any proceeding that violates this release or this Agreement.

(x) Executive acknowledges and agrees that none of the Releasees owes him any wages, bonuses, equity compensation, sick pay, personal leave pay, severance pay, vacation pay, or other compensation or payments, or continued coverage under any medical or other benefit policy or plan, qualified or non-qualified retirement benefits or forms of remuneration of any kind or nature, other than as specifically provided in this release and this Agreement.

(xi) Executive affirms that he has not suffered any known workplace injuries or occupational diseases and that he has not been retaliated against for reporting any allegations of wrongdoing by DynCorp or its affiliates, or their respective officers or board members, including any allegations of corporate fraud.

Section 4.2 Publicity. Except as may be required by applicable laws or regulations, the Parties shall consult with each other prior to issuing any press release or otherwise making any public announcement or statement with respect to this Agreement or the transactions contemplated hereby, and no Party shall issue any press release or make any other public announcement or statement to any third party regarding this Agreement or the transactions contemplated hereby (including the existence hereof), in each case without the prior written approval of the other Party or Parties hereto, which approval shall not be unreasonably withheld or delayed.

Section 4.3 Confidentiality of Agreement. The Parties agree that the consideration furnished under this Agreement, the COAC Employment Agreement, the discussions and correspondence that led to this Agreement and the COAC Employment Agreement, and the terms and conditions of this Agreement and the COAC Employment are private and confidential. Except as may be required by law, regulation, stock exchange requirement or arrangement to which DynCorp is a party or to enforce the terms hereof or thereof, neither Executive nor his attorney may disclose the above information to any other person or entity without the prior written approval of DynCorp or COAC, except that Executive may disclose the provisions of this Agreement and the COAC Employment Agreement to his immediate family members and financial and/or tax advisor, provided that Executive makes the person or entity to whom such disclosure is to be made aware of the confidentiality provisions of this Agreement and such person or entity agrees to keep confidential the terms of this Agreement and the COAC Employment Agreement to the same extent applicable to Executive as provided herein. If subpoenaed to appear in any civil or criminal litigation, or by any governmental authority, to testify as to the contents of this Agreement and/or the COAC Employment Agreement, Executive agrees to, within a reasonable period of time upon receipt of such subpoena, forward a copy of the subpoena to the Chairman of the Board so that DynCorp may contest such subpoena, or any request, requirement or order related thereto, and to notify the proponent of the subpoena that this Agreement and/or the COAC Employment Agreement are the subject of an agreement of confidentiality. DynCorp may disclose the terms and conditions of this Agreement and the COAC Employment Agreement to its officers, directors, employees, accountants and counsel who have a business need to know, and as otherwise required by law and to Cerberus Capital Management, L.P. and its affiliates. Executive further agrees that he will not encourage others who are not Parties to this Agreement and/or the COAC Employment Agreement to demand any disclosure of the terms and conditions of this Agreement and/or the COAC Employment Agreement.

Section 4.4 Covenants. As of the Separation Date, Executive represents and warrants that, to the best of his knowledge after due inquiry, Executive has complied fully with his obligations under the Employment Agreement, including, without limitation, Section 6 thereof, as if such obligations were in effect as of the Separation Date.

ARTICLE 5

TAX MATTERS

Section 5.1 The Parties hereby agree that it is intended that all payments or benefits provided under this Agreement comply with or are exempt from Code Section 409A and this Agreement shall be interpreted accordingly. Executive is hereby advised to seek independent advice from Executive’s personal tax advisor(s) with respect to the application of Section 409A of the Code to any payments or benefits under this Agreement. Notwithstanding the foregoing, neither DynCorp nor any Releasee makes assurances with respect to the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state or local laws, and no such party shall be liable for any failure to comply with such laws. Notwithstanding the foregoing, the Parties expressly acknowledge and agree that the rights and obligations set forth in Section 7 (including Exhibit B) of the Employment Agreement shall remain in full force and effect and continue to bind the parties thereto for the period of time set forth therein, and in the event of an actual or deemed conflict between the terms of this Section 5.1 and Section 7 (including Exhibit B) of the Employment Agreement, the terms of Section 7 (including Exhibit B) of the Employment Agreement shall control and be determinative of the outcome of such conflict.

Section 5.2 The Parties hereby agree that Section 4.2.1 of the Employment Agreement is amended as of the Effective Date pursuant to IRS Notice 2010-6 plan document correction for alternative payment schedules (a) to remove the alternative payment schedule providing that payments under such section are payable on the 6th and 12th months following the termination of employment and (b) to provide that the payments payable under that section shall be payable on the 12th and 24th months following the termination of employment (consistent with similar payments payable under the payment schedule of Section 4.3 of the Employment Agreement), such that the correction under Section VII(C) of such Notice is effectuated pursuant to the transition relief afforded in Section IX of such Notice.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to such address as provided in below or to such other address or facsimile number as each party may furnish to the other in writing from time to time in accordance with this Section 6.1.

If to DynCorp, to:

DynCorp International Inc.

3190 Fairview Park Drive

Suite 700

Falls Church, VA 22042

Attention: Greg Nixon, Senior Vice President, General Counsel and Corporate Secretary

Fax: (571) 722-0253

with a copy to:

Cerberus Capital Management, L.P.

299 Park Avenue

New York, NY 10171

Attention: Office of General Counsel

Fax: (212) 891-1540

If to Executive, to:

William L. Ballhaus

23502 Lighthorse Court

Middleburg, VA 20117

E-mail: Billballhaus@hotmail.com

Section 6.2 Governing Law; Waiver of Trial by Jury.

(a) This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of New York without giving effect to any conflict of law rule of principle that would give effect to the laws of another jurisdiction. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this

Agreement or the transactions contained in or contemplated by this Agreement exclusively in the State and Federal courts located in New York, New York (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1 of this Agreement.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.2(b).

Section 6.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (a) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (b) preclude insistence upon strict compliance in the future.

Section 6.4 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

Section 6.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

Section 6.6 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

Section 6.7 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

Section 6.8 Affiliate. As used in this Agreement, unless otherwise indicated, “affiliate” shall mean any person or entity which directly or indirectly through anyone or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with the Company.

Section 6.9 Successors; Binding Agreement.

(a) Company’s Successors. This Agreement shall be binding upon and shall inure to the benefit of DynCorp and its successors and assigns.

(b) Executive’s Successors. Executive’s obligations hereunder are personal and no rights or obligations of Executive under this Agreement may be assigned, delegated or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s).

Section 6.10 Entire Agreement; Modification and Amendment. Except as otherwise specifically provided herein, this Agreement (including Annex A hereto) constitutes the entire agreement of the parties with regard to the subject matter hereof, contains all the covenants, promises, representations, warranties and agreements between the parties with respect to Executive’s termination of employment from the Company and supersedes all prior employment or severance agreements between Executive and the Company or any of its predecessors or affiliates, including, but not limited to, the Employment Agreement. Except as otherwise provided herein, each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to Executive’s cessation of service with the Company, that is not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed the Parties.

Section 6.11 Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder, except for the Releasees, each of who is an intended third-party beneficiary to this Agreement and the release contained herein.

Section 6.12 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Section 6.13 Survival. The terms of this Agreement shall survive the Term and Executive’s cessation of service hereunder to the extent necessary to effectuate the intent thereof.

Section 6.14 Board Approvals. Notwithstanding any other provision of this Agreement to the contrary, the Parties understand and agree that (a) the effectiveness of this Agreement and the rights and obligations of the Parties hereunder shall be subject to and contingent upon the receipt of approval of the board of directors (or their equivalents) of each of the Company, DynCorp and DefCo and (b) the Company, DynCorp and DefCo shall use their respective best efforts to obtain such approvals promptly after the execution of this Agreement.

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BY SIGNING BELOW, EXECUTIVE REPRESENTS AND WARRANTS THAT HE HAS CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS AGREEMENT AND HE HAS HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL. HE SIGNS HIS NAME VOLUNTARILY AND WITH A FULL UNDERSTANDING OF ITS LEGAL CONSEQUENCES. EXECUTIVE HEREBY ACCEPTS AND AGREES TO ALL OF THE TERMS OF THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DYNCORP INTERNATIONAL LLC

By:	/s/ Gregory S. Nixon

DYNCORP INTERNATIONAL INC.

By:	/s/ Gregory S. Nixon

DEFCO HOLDINGS, INC.

By:	/s/ Lisa Gray

/s/ William L. Ballhaus
WILLIAM L. BALLHAUS

ANNEX A

GENERAL RELEASE, REPRESENTATIONS AND COVENANTS

(a) In consideration of the payments and benefits described in paragraphs (c), (d) and (e) of Section 2.1 of the annexed Agreement (the “Agreement”), Executive (as defined in the Agreement), on behalf of himself and his heirs, executors, administrators, trustees, legal representatives, successors, and assigns (hereinafter referred to collectively as “Releasors”), hereby irrevocably and unconditionally forever release, acquit, and discharge the Company, DynCorp, Cerberus Capital Management, L.P. (and any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental body, registered or unregistered pooled investment vehicle, managed account, or other entity of any kind, that directly or indirectly controls, is controlled by, or is under common control with Cerberus Capital Management, L.P., including, without limitation, any entity that is owned or controlled by funds or accounts managed, directly or indirectly, by Cerberus Capital Management, L.P. or Stephen A. Feinberg and any funds or accounts managed, directly or indirectly, by Cerberus Capital Management, L.P. or Stephen A. Feinberg), as well as their respective predecessors, parent companies, subsidiaries, affiliates, divisions, successors and assigns and their respective equityholders, members, managers, partners, directors, officers, employees, agents, financial and legal advisors, representatives, trustees and benefit plans, lenders, investors and their predecessors, successors and assigns (collectively, the “Releasees”) with respect to and from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, bonuses, controversies, agreements, liabilities, promises, claims, charges, complaints and demands whatsoever, whether in law or equity, which the Releasors ever had, now have or may have against such Releasees, including, but not limited to, those by reason of or arising out of, touching upon or concerning Executive’s employment with DynCorp and the separation of his employment, or any statutory claims, or any and all other matters of whatever kind, nature or description, whether known or unknown, occurring from the beginning of the world and until and including the Separation Date, including, but not limited to, claims arising under Releasor’s Employment Agreement with DynCorp, as well as claims arising under the Americans With Disabilities Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Equal Pay Act, the Fair Credit Reporting Act, the Genetic Information and Discrimination Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Acts of 1866, 1871 and 1991, including Section 1981-1988 of the Civil Rights Act, the Labor Management Relations Act, the Vietnam Era Veterans Readjustment Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, the Immigration Reform Control Act, the Occupational Safety and Health Act, the Family Medical Leave Act, the New York Administrative Code, New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, including, but not limited to Section 740 thereto, the Virginians with Disabilities Act, Va. Code Ann. §§ 51.5-1 to 51.5-59, the Virginia Human Rights Act, Virginia Code Chapter 39, each as may be amended, and/or any other federal, state or local human rights, civil rights, wage-hour, pension or labor law, rule, statute, regulation, constitution or ordinance and/or public policy, contract or tort law, or any claim of retaliation under such laws, or any claim of breach of any contract (whether express, oral, written or implied from any source), or any claim of intentional or negligent infliction of emotional distress, tortuous interference with contractual relations, wrongful or abusive discharge, defamation, prima facie tort, fraud, negligence, loss of consortium, or any action similar thereto against Releasees, including any claim for attorneys’ fees; provided, however, that Releasor does not waive any rights or release Releasees from payments and indemnification rights expressly set forth in this Agreement, and benefits and/or monies earned, accrued, vested or otherwise owing, if any, to Executive under the terms any qualified retirement or welfare plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA; and further provided, that the Re1easors do not release any right to challenge, under the Older Worker’s Benefit Protection Act, the knowing and voluntary nature of the release of any age claims in this Agreement, in court or before the Equal Employment Opportunity Commission (“EEOC”) or any right to file an administrative charge with the EEOC or any other federal, state, or local agency (provided, that any right to recover monetary damages or other personal relief in any proceeding shall be released and waived), or any claims that cannot be waived by law.

(b) By executing this release (the “Release”), Executive acknowledges that:

(i) This Release does not include claims arising after the Separation Date and shall be effective as of the Separation Date;

(ii) Executive acknowledges that he has had twenty-one (21) days to consider this Release’s terms (commencing from delivery of the Agreement). Executive may accept this Release by signing it and returning it to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention: Andrew HuIsh, Esq.

Fax: (212) 872-1002

E-mail: ahulsh@akingump.com

within twenty-one (21) days following August 18,2010.

(iii) Executive understands that on the eighth (8th) day after the date of execution of this Release, this Release becomes effective and, as of that date, Executive may not change his decision or seek any other remuneration in any form; provided, however, that he has a seven (7) day revocation period (beginning on the date of execution) which expires at 5:00 pm on such seventh (7th) day. If Executive intends to revoke this Release he must advise counsel for DynCorp on or before the expiration of this seven (7) day revocation period by delivering to Andrew HuIsh, Esq. at the address immediately above, written notification of his intention to revoke this Release, which written notification makes specific reference to this release.

(iv) Executive by signing this Release acknowledges that he has had a full and fair opportunity to review, consider and negotiate the terms of this release and this Release, that he has been advised to seek and has sought the advice of an independent attorney of his choosing in connection with his decision whether to accept the benefits that have been offered to him under this Release, and has reviewed this Release with advisors of his choice, that he has read and understands this Release, and that he has signed this Release freely and voluntarily, without duress, coercion or undue influence and with full and free understanding of its terms.

(v) The Release is not intended, and shall not be construed, as an admission that any of the Parties has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever. Should any provision of this Release require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

(vi) For the purpose of implementing a full, knowing and complete release and discharge of the Releasees, Executive expressly acknowledges that this Release is intended to include in its effect, without limitation, all claims which Executive does not know or suspects to exist in his favor at the time of execution hereof, and that this Release contemplates the extinguishment of any such claim or claims.

(vii) Executive further acknowledges and agrees that in the event any charge, complaint, action or proceeding was or is filed on behalf of Executive in any agency, court or other forum against Releasees based on any conduct from the beginning of the world up to and including the date of this Release, no Releasor will accept any award, recovery, settlement or relief there from.

(viii) Executive represents that neither he nor any person acting on his behalf has filed or caused to be filed any lawsuit, complaint, or charge against any of the Releasees in any court, any municipal, state or federal agency, or any other tribunal. Executive agrees that he will not, to the fullest extent permitted by law, sue or file a charge, complaint, grievance or demand for arbitration in any forum pursuing any claim released under this Release or assist or otherwise participate in any claim, arbitration, suit, action, investigation or other proceeding of any claim released hereunder.

(ix) Executive represents and warrants that he has not assigned or conveyed to any other person or entity any part of or interest in any of the claims released in this Release. Executive further expressly waives any claim to any monetary or other damages or any other form of recovery in connection with any claim released in this release or any proceeding that violates this Release.

(x) Executive acknowledges and agrees that none of the Releasees owes him any wages, bonuses, equity compensation, sick pay, personal leave pay, severance pay, vacation pay, or other compensation or payments, or continued coverage under any medical or other benefit policy or plan, qualified or non-qualified retirement benefits or forms of remuneration of any kind or nature, other than as specifically provided in this Release.

(xi) Executive affirms that he has not suffered any known workplace injuries or occupational diseases and that he has not been retaliated against for reporting any allegations of wrongdoing by DynCorp or its affiliates, or their respective officers or board members, including any allegations of corporate fraud.

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BY SIGNING BELOW, EXECUTIVE REPRESENTS AND WARRANTS THAT HE HAS CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS RELEASE AND HE HAS HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL. HE SIGNS HIS NAME VOLUNTARILY AND WITH A FULL UNDERSTANDING OF ITS LEGAL CONSEQUENCES. EXECUTIVE HEREBY ACCEPTS AND AGREES TO ALL OF THE TERMS OF THIS RELEASE KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, Executive hereby executes this Release as of the Separation Date.

EXECUTIVE

WILLIAM L. BALLHAUS

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